Exhibit 99.1

P.O. Box 4324
Houston, TX 77210
(713) 381-6500

Duncan Energy Partners Reports Increased Results
For Second Quarter 2008

Houston, Texas (July 24, 2008) - Duncan Energy Partners L.P. (NYSE: “DEP”) today announced its financial and operating results for the three and six months ended June 30, 2008 and 2007.  The partnership reported a 45 percent increase in net income to $6.6 million for the second quarter of 2008, or $0.32 per common unit on a fully diluted basis, compared to net income of $4.5 million, or $0.22 per common unit on a fully diluted basis, for the second quarter of 2007.

Distributable cash flow increased 65 percent to $10.8 million in the second quarter of 2008 from $6.6 million in the second quarter of 2007.  On July 16, 2008, the board of directors of DEP’s general partner approved an increase in the partnership’s quarterly cash distribution rate paid to partners in respect of the second quarter of 2008 to $0.42 per common unit, or $1.68 per unit on an annualized basis.  This represents a five percent increase over the $0.40 per unit quarterly distribution that was paid with respect to the second quarter of 2007.  Distributable cash flow for the second quarter of 2008 provided 1.2 times coverage of the quarterly cash distribution to be paid to the partnership’s limited partners.  Distributable cash flow is a non-generally accepted accounting principle (or “non-GAAP”) financial measure that is defined and reconciled later in this press release to its most directly comparable GAAP financial measure, net cash flows provided by operating activities.

“We’re pleased to report another quarter of solid operating results and strong cash flow for the partnership, enabling us to increase our quarterly cash distribution to our partners by five percent over the second quarter of last year,” said Richard H. Bachmann, president and chief executive officer of the general partner of DEP.  “In fact this quarter the partnership recorded its highest net income and distributable cash flow since its IPO, supported by increases in distributable cash flow from our Acadian natural gas pipeline system and NGL storage business as well as lower sustaining capital expenditures.”

Revenue increased 52 percent to $360.4 million for the second quarter of 2008 from $236.9 million for the second quarter of 2007.  Gross operating margin for the second quarter of 2008 decreased to $18.7 million from $21.5 million reported in the second quarter of 2007.  Earnings before interest, taxes, depreciation, amortization and accretion (“EBITDA”) was $15.3 million for the second quarter of this year, a 30 percent increase over $11.7 million for the second quarter of last year.  Gross operating margin and EBITDA are non-GAAP financial measures that are defined and reconciled later in this press release to their most directly comparable GAAP financial measure.

Review of Segment Quarterly Performance

DEP owns a 66 percent equity interest in the assets described below, and Enterprise Products Operating LLC (“EPO”) owns the remaining 34 percent equity interest.  EPO is a wholly-owned subsidiary of Enterprise Products Partners L.P. and owns the general partner of DEP.  EPO’s interest in DEP’s subsidiaries is accounted for as “Parent Interest” in a manner similar to minority interest.  However, from a gross operating margin standpoint, the amounts shown are on a 100 percent basis before the deduction for Parent Interest.

NGL & Petrochemical Storage Services – Gross operating margin for the second quarter of 2008 decreased to $3.5 million from $10.7 million in the second quarter of 2007.  This decrease was due primarily to an operational measurement loss of $5.7 million in the second quarter of 2008 compared to a $2.8 million operational measurement gain recorded in the second quarter of 2007.  In the partnership agreement for Mont Belvieu Caverns,

LLC, operational measurement gains and losses are allocated to EPO through its Parent Interest.  As such, EPO is required to contribute cash to Mont Belvieu Caverns for operational measurement losses and is entitled to receive distributions for operational measurement gains.  Net of measurement gains and losses allocated to EPO, gross operating margin was $9.2 million for the second quarter of 2008 compared to $7.9 million for the second quarter of 2007.  Storage revenues increased quarter-to-quarter as a result of higher storage fees and volumes.   The increase in revenues was partially offset by higher operating expenses.

Onshore Natural Gas Pipelines & Services – Gross operating margin for the second quarter of 2008 increased 211 percent to $6.8 million from $2.2 million in the second quarter of 2007.  This increase was primarily due to improved natural gas sales margins and higher sales volumes on the Acadian gas system.   Total natural gas volumes, which include both sales and transportation volumes, were 731 billion British thermal units per day (“BBtus/d”) this quarter compared to 746 BBtus/d in the second quarter of 2007.

Petrochemical Pipeline Services –   This segment generated gross operating margin of $3.4 million in the second quarter of 2008 compared to $3.3 million in the second quarter of 2007.  Higher transportation volumes on the Lou-Tex propylene pipeline were the primary reason for the increase in gross operating margin.  Total petrochemical transportation volumes increased 11 percent to an average 41,000 barrels per day (“BPD”) for the second quarter of 2008, from an average of 37,000 BPD for the second quarter last year.

NGL Pipeline Services –   Gross operating margin for the second quarter of 2008 was $5.0 million compared to $5.3 million in the second quarter of 2007.  Dedicated natural gas liquid (“NGL”) volumes averaged 73,000 BPD in the second quarter of 2008 compared to 74,000 BPD in the second quarter last year.

Capitalization

Total debt outstanding at June 30, 2008 was $208.0 million. DEP had total liquidity of approximately $104 million from unrestricted cash and availability under the partnership's $300 million credit facility.

Management for DEP will discuss second quarter results during the Enterprise Products Partners L.P. earnings conference call with analysts and investors scheduled for 9:00 a.m. CDT today. The call will be broadcast live over the Internet and may be accessed by visiting the partnership's website at www.deplp.com.

Basis of Presentation of Financial Information

The partnership’s results of operations for 2007 are reported separately from those of its predecessor, Duncan Energy Partners Predecessor, following completion of the partnership’s initial public offering (“IPO”) on February 5, 2007 (effective February 1, 2007 for financial accounting and reporting purposes). We acquired substantially all of the assets and operations of Duncan Energy Partners Predecessor that are included in our consolidated financial statements.

There were a number of agreements and other items that went into effect at the time of our IPO that affect the comparability of the partnership’s operating results for the six months ended June 30, 2008 with the combined historical operating results of the partnership and Duncan Energy Partners Predecessor for the six months ended June 30, 2007. These agreements and other items include:

•	The fees Mont Belvieu Caverns, LLC ("Mont Belvieu Caverns") charges EPO for underground storage services increased to market rates as a result of new agreements.

•	Storage well measurement gains and losses are retained by EPO rather than being allocated to Mont Belvieu Caverns.

•
Mont Belvieu Caverns makes a special allocation of operational measurement gains and losses to EPO, which results in such gains and losses not impacting the net income or loss of Mont Belvieu Caverns.  However, operational measurement gains and losses continue to be a component of gross operating margin.

•	Transportation revenues recorded by Enterprise Lou-Tex Propylene Pipeline L.P. and Sabine Propylene Pipeline L.P. decreased due to the assignment of certain exchange agreements to us by EPO.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include non-GAAP financial measures of gross operating margin, distributable cash flow, and EBITDA. The press release provides reconciliations of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided from operating activities or any other GAAP measure of liquidity or financial performance.

Gross operating margin - We evaluate segment performance based on the non-GAAP financial measure of gross operating margin. Gross operating margin (either in total or by individual segment) is an important performance measure of the core profitability of our operations. This measure forms the basis of our internal financial reporting and is used by senior management in deciding how to allocate capital resources among business segments. We believe that investors benefit from having access to the same financial measures that our management uses in evaluating segment results. The GAAP measure most directly comparable to total segment gross operating margin is operating income. Our non-GAAP financial measure of total segment gross operating margin should not be considered as an alternative to GAAP operating income.

We define total (or combined) segment gross operating margin as operating income before: (i) depreciation, amortization and accretion expense; (ii) gains and losses on the sale of assets; and (iii) general and administrative expenses. Gross operating margin is exclusive of other income and expense transactions, provision for income taxes, extraordinary charges, Parent interest in income of subsidiaries and the cumulative effect of changes in accounting principles. Gross operating margin by segment is calculated by subtracting segment operating costs and expenses (net of the adjustments noted above) from segment revenues, with both segment totals before the elimination of any intersegment and intrasegment transactions. In accordance with GAAP, intercompany accounts and transactions are eliminated in consolidation.

We include equity earnings from Evangeline Gas Pipeline Company L.P. and Evangeline Gas Corp. (collectively, "Evangeline") in our measurement of segment gross operating margin and operating income. Our equity investment in Evangeline is a vital component of our business strategy and important to the operations of our Acadian natural gas system. This method of operation enables us to achieve favorable economies of scale relative to the level of investment and business risk assumed versus what we could accomplish on a stand-alone basis. Evangeline performs complementary roles to the other business operations of Acadian Gas, LLC ("Acadian Gas"). As circumstances dictate, we may increase our ownership interest in Evangeline or make other equity method investments.

Distributable cash flow - We define distributable cash flow for Duncan Energy Partners as net income or loss adjusted for: (i) the addition of depreciation, amortization and accretion expense; (ii) the addition of cash distributions received from Evangeline, if any, less equity in the earnings of Evangeline; (iii) the subtraction of sustaining capital expenditures; (iv) the addition of losses or subtraction of gains relating to the sale of assets; (v) the addition of cash proceeds from the sale of assets; (vi) the addition of losses or subtraction of gains on the monetization of financial instruments recorded in accumulated other comprehensive income, if any, less related amortization of such amounts to earnings; (vii) the addition or subtraction of other miscellaneous non-cash amounts (as applicable) that affect net income or loss for the period; and (viii) the subtraction of Parent interest in the foregoing adjustments.  Sustaining capital expenditures are capital expenditures (as defined by GAAP) resulting from improvements to and major renewals of existing assets. Senior management compares the distributable cash flow we generate to the cash distributions we expect to pay our partners. Using this data, management computes our distribution coverage ratio.

Distributable cash flow is also an important non-GAAP financial measure for our limited partners since it serves as an indicator of our success in providing a cash return on investment. Specifically, this financial measure indicates to investors whether or not we are generating cash flows at a level that can sustain or support an increase in our quarterly cash distribution. Distributable cash flow is also a quantitative standard used by the investment community with respect to publicly traded partnerships because the value of a partnership unit is in part measured by its yield (which in turn is based on the amount of cash distributions a partnership pays to a unitholder). The GAAP measure most directly comparable to distributable cash flow is net cash flows provided by operating activities.

EBITDA - We define EBITDA as net income or loss plus interest expense, provision for income taxes and depreciation, accretion and amortization expense, with all such adjustments to net income or loss determined net of the Parent Interest in subsidiary amounts. EBITDA is commonly used as a supplemental financial measure by management and by external users of our financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess: (i) the financial performance of our assets without regard to financing methods, capital structures or historical cost basis; (ii) the ability of our assets to generate cash sufficient to pay interest cost and support our indebtedness; and (iii) the viability of projects and the overall rates of return on alternative investment opportunities. Since EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the EBITDA data presented in the press release may not be comparable to similarly titled measures of other companies. The GAAP measure most directly comparable to EBITDA is net cash flows provided by operating activities.

Company Information and Use of Forward Looking Statements

Duncan Energy Partners is a publicly traded partnership that provides midstream energy services, including gathering, transportation, marketing and storage of natural gas, in addition to transportation and storage of NGLs and petrochemicals. Duncan Energy Partners' assets, located primarily in the Gulf Coast region of Texas and Louisiana, include interests in more than 1,000 miles of natural gas pipelines with a transportation capacity of approximately 1 Bcf per day; nearly 600 miles of NGL and petrochemical pipelines featuring access to the world's largest fractionation complex at Mont Belvieu, Texas; and 33 underground salt dome caverns with about 100 MMBbls of NGL storage capacity.

This press release contains various forward-looking statements and information that are based on Duncan Energy Partners' beliefs and those of its general partner, as well as assumptions made by and information currently available to Duncan Energy Partners. When used in this press release, words such as "anticipate," "project," "expect," "plan," "goal," "forecast," "intend," "could," “should,” “will,” "believe," "may," “potential” and similar expressions and statements regarding the plans and objectives of Duncan Energy Partners for future operations, are intended to identify forward-looking statements. Although Duncan Energy Partners and its general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither Duncan Energy Partners nor its general partner can give assurances that such expectations will prove to be correct. Such statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, Duncan Energy Partners' actual results may vary materially from those it anticipated, estimated, projected or expected. Among the key risk factors that may have a direct bearing on Duncan Energy Partners' results of operations and financial condition are:

•	fluctuations in oil, natural gas and NGL prices and production due to weather and other natural and economic forces;

•	the effects of the combined company's debt level on its future financial and operating flexibility;

•	a reduction in demand for its products by the petrochemical, refining or heating industries;

•	a decline in the volumes of NGLs delivered by its facilities;

•	the failure of its credit risk management efforts to adequately protect it against customer non-payment;

•	terrorist attacks aimed at its facilities; and,

•	the failure to successfully integrate our operations with companies, if any that we may acquire in the future.

Duncan Energy Partners has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:	Randy Burkhalter, Investor Relations, (713) 381-6812, www.deplp.com
Rick Rainey, Media Relations, (713) 381-3635
        ###

Exhibit A
Duncan Energy Partners L.P.
Statements of Consolidated Operations – UNAUDITED
For the Three Months Ended June 30, 2008 and 2007; Six Months Ended June 30, 2008;
   Five Months Ended June 30, 2007; and One Month Ended January 31, 2007
(Dollars in thousands, except per unit amounts)

					Duncan Energy
	Duncan Energy Partners				Partners Predecessor
	For the Three		For the Six	For the Five	For the One
	Months Ended June 30,		Months Ended June 30,		Month Ended
	2008	2007	2008	2007	January 31, 2007
Revenue	$360,385	$236,896	$622,174	$370,770	$66,674
Costs and expenses:
Operating costs and expenses	350,456	222,711	595,950	347,142	61,187
General and administrative	1,594	1,026	3,719	1,383	477
Total costs and expenses	352,050	223,737	599,669	348,525	61,664
Equity in income of Evangeline	228	114	386	160	25
Operating income	8,563	13,273	22,891	22,405	5,035
Other income (expense):
Interest expense	(2,700)	(2,410)	(5,468)	(3,541)	--
Interest income	158	229	258	373	--
Total other expense	(2,542)	(2,181)	(5,210)	(3,168)	--
Income before provision for income taxes and parent
interest in income of subsidiaries	6,021	11,092	17,681	19,237	5,035
Provision for income taxes	(16)	59	(28)	(114)	--
Income before parent interest in income of subsidiaries	6,005	11,151	17,653	19,123	5,035
Parent interest in income of subsidiaries (see Exhibit E)	599	(6,603)	(5,017)	(10,652)	--
Net income	$6,604	$4,548	$12,636	$8,471	$5,035

Allocation of net income to:
Limited partners	$6,472	$4,457	$12,383	$8,302	n/a
General partner	$132	$91	$253	$169	n/a
Per unit data (fully diluted):
Net income per unit	$0.32	$0.22	$0.61	$0.41	n/a
Average LP units outstanding (in 000s)	20,302	20,302	20,302	20,302	n/a
Other financial data:
Net cash flows provided by (used in) operating activities	$(10,881)	$16,199	$10,954	$64,895	$(3,535)
Net cash used in investing activities	$57,895	$34,313	$100,072	$82,688	$4,999
Net cash provided by financing activities	$68,049	$20,013	$100,269	$23,786	$8,534
Distributable cash flow	$10,788	$6,558	$19,678	$12,162	n/a
EBITDA	$15,256	$11,734	$29,245	$19,882	n/a
Depreciation, amortization and accretion (100% basis)	$8,997	$7,295	$16,848	$11,831	$2,209
Total debt principal outstanding at end of period	$208,000	$190,000	$208,000	$190,000	n/a
Capital spending (100% basis):
Capital expenditures, net of contributions in aid of
construction costs, for property, plant and equipment	$58,207	$34,300	$100,116	$82,626	$4,999
Investments in and advances to Evangeline	33	13	301	64	--
Total	$58,240	$34,313	$100,417	$82,690	$4,999

Exhibit B
Duncan Energy Partners L.P.
Selected Financial and Operating Data
For the Three Months Ended June 30, 2008 and 2007; Six Months Ended June 30, 2008;
   Five Months Ended June 30, 2007; and One Month Ended January 31, 2007
 (Dollars in thousands, operating data as noted)

					Duncan Energy
	Duncan Energy Partners				Partners Predecessor
	For the Three		For the Six	For the Five	For the One
	Months Ended June 30,		Months Ended June 30,		Month Ended
	2008	2007	2008	2007	January 31, 2007
Gross operating margin by segment:
NGL and Petrochemical Storage Services	$3,482	$10,741	$13,649	$17,421	$1,770
Onshore Natural Gas Pipelines & Services	6,786	2,179	12,972	4,056	1,605
Petrochemical Pipeline Services	3,392	3,288	6,305	5,504	2,700
NGL Pipelines & Services	5,049	5,294	9,991	8,523	1,646
Total non-GAAP gross operating margin	18,709	21,502	42,917	35,504	7,721
Adjustments to reconcile non-GAAP gross operating
margin to GAAP operating income:
Depreciation, amortization and accretion in operating
costs and expenses	(8,890)	(7,203)	(16,645)	(11,718)	(2,209)
Gain on sale of assets in operating costs and expenses	338	--	338	2	--
General and administrative costs	(1,594)	(1,026)	(3,719)	(1,383)	(477)
Operating income per GAAP	$8,563	$13,273	$22,891	$22,405	$5,035

Selected operating data:
Onshore Natural Gas Pipelines & Services, net:
Natural gas throughput volumes (BBtus/d)	731	746	720	696	701
Petrochemical Pipeline Services:
Petrochemical transportation volumes (MBPD)	41	37	40	36	37
NGL Pipelines & Services:
Dedicated transportation volumes (MBPD)	73	74	73	72	67

Exhibit C

Duncan Energy Partners L.P.
Reconciliations of Unaudited Non-GAAP Financial Measures to Our GAAP Financial Measures
Distributable Cash Flow
For the Three Months Ended June 30, 2008 and 2007; Six Months Ended June 30, 2008; and
   Five Months Ended June 30, 2007
 (Dollars in thousands)

The following table presents our calculation of distributable cash flow for the periods indicated and reconciles these amounts to net cash flows provided by operating activities for the same periods.

	For the Three		For the Six	For the Five
	Months Ended June 30,		Months Ended June 30,
	2008	2007	2008	2007
Net income	$6,604	$4,548	$12,636	$8,471
Adjustments to derive distributable cash flow
(add or subtract as indicated by sign of number):
Amortization in interest expense	33	32	65	53
Depreciation, amortization and accretion in costs and expenses	8,964	7,263	16,783	11,778
Deferred income tax expense	3	83	(18)	62
Equity in income of Evangeline	(228)	(114)	(386)	(160)
Gain on sale of assets	(338)	--	(338)	(2)
Proceeds from sale of assets	345	--	345	2
Sustaining capital expenditures	(2,439)	(4,219)	(5,790)	(6,140)
Changes in fair market value of financial instruments	(1)	1	9	(1)
Parent 34% interest in adjustments to determine distributable cash flow	(2,155)	(1,036)	(3,628)	(1,901)
Distributable cash flow	10,788	6,558	19,678	12,162
Adjustments to distributable cash flow to derive net cash flows provided by operating activities (add or subtract as indicated by sign of number):
Proceeds from sale of assets	(345)	--	(345)	(2)
Sustaining capital expenditures	2,439	4,219	5,790	6,140
Parent interest in income of subsidiaries	(599)	6,603	5,017	10,652
Parent 34% interest in adjustments to derive distributable cash flow (see above)	2,155	1,036	3,628	1,901
Net effect of changes in operating accounts	(25,319)	(2,217)	(22,814)	34,042
Net cash flows provided by operating activities	$(10,881)	$16,199	$10,954	$64,895

Exhibit D

Duncan Energy Partners L.P.
Reconciliations of Unaudited Non-GAAP Financial Measures to Our GAAP Financial Measures
EBITDA
For the Three Months Ended June 30, 2008 and 2007; Six Months Ended June 30, 2008; and
   Five Months Ended June 30, 2007
 (Dollars in thousands)

The following tables presents our calculation of EBITDA for the periods indicated and reconciles these amounts to net cash flows provided by operating activities for the same periods.

	For the Three		For the Six	For the Five
	Months Ended June 30,		Months Ended June 30,
	2008	2007	2008	2007
Net income	$6,604	$4,548	$12,636	$8,471
Additions to net income (net of Parent Interest in subsidiary amounts)
to derive EBITDA:
Interest expense (including related amortization), net	2,699	2,411	5,466	3,542
Provision for income taxes, net	11	(39)	19	76
Depreciation, amortization and accretion in costs and expenses, net	5,942	4,814	11,124	7,793
EBITDA	15,256	11,734	29,245	19,882
Adjustments to EBITDA to derive net cash flows provided by operating activities (add or subtract as indicated by sign of number):
Interest expense, net	(2,699)	(2,411)	(5,466)	(3,542)
Provision for income taxes, net	(11)	39	(19)	(76)
Depreciation, amortization and accretion in costs and expenses not
reflected in EBITDA, net	3,022	2,449	5,659	3,985
Equity in income of Evangeline	(228)	(114)	(386)	(160)
Amortization in interest expense	33	32	65	53
Deferred income tax expense	3	83	(18)	62
Parent interest in income of subsidiaries	(599)	6,603	5,017	10,652
Gain on sale of assets	(338)	--	(338)	(2)
Changes in fair market value of financial instruments	(1)	1	9	(1)
Net effect of changes in operating accounts	(25,319)	(2,217)	(22,814)	34,042
Net cash flows provided by operating activities	$(10,881)	$16,199	$10,954	$64,895

Exhibit E
Duncan Energy Partners L.P.
Parent Interest Calculations
For the Three Months Ended June 30, 2008 and 2007; Six Months Ended June 30, 2008; and
   Five Months Ended June 30, 2007
 (Dollars in thousands)

 In connection with our initial public offering in February 2007, Enterprise Products Operating LLC (“EPO”) contributed a 66% equity interest in Mont Belvieu Caverns, Acadian Gas, Lou-Tex Propylene, Sabine Propylene and South Texas NGL to us.  EPO retained the remaining 34% equity interest in each of these entities.  We account for EPO’s share of our subsidiaries’ net assets and income as Parent interest in a manner similar to minority interest. The following table presents our calculation of the Parent’s interest in the income of our subsidiaries for the three months ended June 30, 2008 and 2007:

		For The Three		For the Three
		Months Ended		Months Ended
		June 30, 2008		June 30, 2007
Net income amounts:
Mont Belvieu Caverns’ net income (before special allocation of operational
measurement gains and losses)	$(1,528)		$6,998
Add (Deduct) operational measurement losses(gains) allocated to Parent	5,741	$(5,741)	(2,818)	$2,818
Remaining Mont Belvieu Caverns’ net income to allocate to partners	4,213		4,180
Multiplied by Parent 34% interest in remaining net income	x 34%		x 34%
Mont Belvieu Caverns’ net income allocated to Parent	$1,432	1,432	$1,421	1,421

Acadian Gas net income multiplied by Parent 34% interest		1,674		30
Lou-Tex Propylene net income multiplied by Parent 34% interest		768		756
Sabine Propylene net income multiplied by Parent 34% interest		100		95
South Texas NGL net income multiplied by Parent 34% interest		1,168		1,483
Parent interest in income of subsidiaries		$(599)		$6,603

The following table presents our calculation of the Parent’s interest in the income of our subsidiaries for the six and five months ended June 30, 2008 and 2007, respectively:

		For The Six		For the Five
		Months Ended		Months Ended
		June 30, 2008		June 30, 2007
Net income amounts:
Mont Belvieu Caverns’ net income (before special allocation of operational
measurement gains and losses)	$4,019		$11,552
Add (Deduct) operational measurement losses(gains) allocated to Parent	4,917	$(4,917)	(4,146)	$4,146
Remaining Mont Belvieu Caverns’ net income to allocate to partners	8,936		7,406
Multiplied by Parent 34% interest in remaining net income	x 34%		x 34%
Mont Belvieu Caverns’ net income allocated to Parent	$3,038	3,038	$2,518	2,518

Acadian Gas net income multiplied by Parent 34% interest		2,887		246
Lou-Tex Propylene net income multiplied by Parent 34% interest		1,386		1,262
Sabine Propylene net income multiplied by Parent 34% interest		190		149
South Texas NGL net income multiplied by Parent 34% interest		2,433		2,331
Parent interest in income of subsidiaries		$5,017		$10,652